Revenue grew 18% for the Fourth Quarter 2024

BOULDER, CO – March 10, 2025 - Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the fourth quarter and full year ended December 31, 2024.

Highlights:

•
Q4 revenue increased 18% year over year
•
Full year revenue increased 12% to $90.4 million and EPS improved 19% year over year.
•
Positive operating and free cash flow for both Q4 and the full year.

“As planned, we have delivered positive free cash flow for both Q4 and the full year”, said Jirka Rysavy, Gaia’s Chairman. “Our price increase during second part of the year has already shown positive revenue impact with 18% revenue growth in the quarter. The price increase combined with investments in content, AI and community, shall further improve Gaia’s position.”

“2024 was a year of strengthening our member base, enhanced retention, and strong financial performance as we continued to scale Gaia’s impact. Top line revenue growth accelerated whilst maintaining operating leverage in the business,” said James Colquhoun, Gaia’s CEO. “Our pricing adjustments, alongside continued improvements in operational efficiency, have set the foundation for sustained growth into 2025.”

Gaia CFO Ned Preston added: “In 2024, we remained focused on cash flow efficiency, resulting in positive operating and free cash flow for both the fourth quarter and the full year. We also achieved an 18% year over year improvement in revenue for the fourth quarter, with our annual revenue growing 12% and our EPS improving 19% for the full year 2024, demonstrating our commitment to sustainable financial growth.”

Fourth Quarter 2024 Financial Results

Revenues for the fourth quarter 2024 increased 18% to $24.4 million from $20.7 million in the fourth quarter of 2023, primarily driven by growth of our member base and increasing ARPU.

Member growth increased during the year, growing sequentially during the fourth quarter, regardless of some member losses due to the price increase, with the member count ending at 856,000 up from 806,000 on December 31, 2023.

Gross profit in the fourth quarter increased to $21.6 million from $17.7 in the fourth quarter of 2023. Gross margin was 88.3% for the fourth quarter, up from 85.3% in the fourth quarter of the last year.

Net loss was $(0.8) million or $(0.03) per share as compared to a net loss of $(1.8) million or $(0.08) per share in the year-ago quarter, with operating cash flow declining $0.5 million and free cash flow improving by $2.2 million to $0.6 million from $(1.6) million year over year.

The cash balance as of December 31, 2024 was $5.9 million with an unused $10 million line of credit.

2024 Financial Results

Revenue for the year was $90.4 million as compared to $80.4 million in 2023, representing 12% growth on a year-over-year basis.

Gross profit increased to $77.8 million from $68.8 million in 2023. Gross margin increased to 86.1% from 85.5%. We expect the margin in the 86% range for the fiscal year 2025.

Loss for the year was $(5.4) million or $(0.22) per share, as compared to a loss of $(5.6 million) or $(0.27) per share for 2023, with increased marketing spend and amortization, with an operating cash flow improvement of $1.0 million.

For the year, free cash flow improved by $4.0 million to $2.7 million from ($1.3) million in the prior year.

Conference Call

Date: Monday, March 10, 2025

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13751007

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 24, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13751007

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 88% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2024. Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles in the United States of America (GAAP), the financial information included in this release contains non-GAAP financial measures, including Free Cash Flow. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated. Free Cash Flow represents net cash provided by operating activities plus cash paid for interest payments, less cash used in investing activities, plus cash from non-core business activities. We believe Free Cash Flow is also useful as one of the bases for comparing the Gaia’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, Gaia’s calculation of Free Cash Flow might not necessarily be comparable to such other similarly titled captions of other companies. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gateway-grp.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	As of December 31,
(in thousands, except share and per share data)	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$5,860	$7,766
Accounts receivable	5,560	4,111
Other receivables	1,809	2,191
Prepaid expenses and other current assets	2,513	2,015
Total current assets	15,742	16,083
Media library, net	38,987	40,125
Operating right-of-use asset, net	5,454	6,288
Property and equipment, net	26,883	26,303
Equity method investment	—	6,374
Technology license, net	15,550	—
Investments and other assets, net	6,658	3,157
Goodwill	31,943	31,943
Total assets	$141,217	$130,273
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,435	$12,038
Accrued and other liabilities	3,491	2,599
Long-term debt, current portion	5,801	155
Operating lease liability, current portion	839	780
Deferred revenue	19,268	15,861
Total current liabilities	41,834	31,433
Long-term debt, net of current portion	—	5,801
Operating lease liability, net of current portion	4,869	5,708
Deferred taxes, net	501	551
Total liabilities	47,204	43,493
Commitments and Contingencies
Equity:
Gaia, Inc. shareholders' equity:
Class A common stock, $0.0001 par value, 150,000,000 shares authorized, 18,066,942 and 17,813,179 shares issued, 18,001,955 and 17,748,374 shares outstanding at December 31, 2024 and 2023, respectively	2	2
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	171,100	170,695
Accumulated deficit	(90,428)	(85,195)
Total Gaia, Inc. shareholders’ equity	80,675	85,503
Noncontrolling interests	13,338	1,277
Total equity	94,013	86,780
Total liabilities and equity	$141,217	$130,273

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended December 31, (unaudited)		For the Twelve Months Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023

Revenues, net	$24,433	$20,714	$90,363	$80,423
Cost of revenues	2,869	3,034	12,553	11,629
Gross profit	21,564	17,680	77,810	68,794
Operating Expenses:
Selling and operating	21,128	17,694	75,982	67,156
Corporate, general and administration	2,131	1,479	7,761	6,205
Total operating expenses	23,259	19,173	83,743	73,361
Loss from operations	(1,695)	(1,493)	(5,933)	(4,567)
Equity method investment loss	—	(126)	—	(501)
Interest and other income (expense), net	897	(92)	501	(467)
Loss before income taxes	(798)	(1,711)	(5,432)	(5,535)
Income tax (benefit) expense	—	—	(34)	60
Net loss	$(764)	$(1,771)	$(5,398)	$(5,595)
Net (loss) income attributable to noncontrolling interests	$39	$65	$(165)	$207
Net loss attributable to common shareholders	$(803)	$(1,836)	$(5,233)	$(5,802)

Loss per share:
Basic (attributable to common shareholders)	$(0.03)	$(0.08)	$(0.22)	$(0.27)
Diluted (attributable to common shareholders)	$(0.03)	$(0.08)	$(0.22)	$(0.27)

Condensed Consolidated Statement of Cash Flows

	For the Three Months Ended December 31, (unaudited)		For the Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023

Net cash provided by (used in):
Net cash (used in) provided by operating activities	$2,660	$3,185	$6,923	$5,870
Net cash used in investing activities	(1,117)	(2,307)	(14,998)	(5,282)
Net cash provided by (used in) financing activities	(47)	(4,341)	6,169	(4,384)
Net change in cash, cash equivalents, and restricted cash	$1,496	$(3,463)	$(1,906)	$(3,796)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023

Net cash (used in) provided by operating activities	$2,660	$3,185	$6,923	$5,870
Cash paid for interest	183	87	586	481
Net cash used in investing activities	(1,117)	(2,307)	(14,998)	(5,282)
Change in cash from non-core business activities	(1,121)	(2,589)	10,226	(2,433)
Free cash flow	$605	$(1,624)	$2,737	$(1,364)